Exhibit 10.50
Axalta Coating Systems Ltd.
Amended and Restated
Restrictive Covenant and Severance Policy
Effective: November 17, 2025
This Axalta Coating Systems Ltd. Restrictive Covenant and Severance Policy (this “Policy”) sets forth the severance benefits available to Covered Employees (as defined below) of Axalta Coating Systems Ltd. (the “Company” and as the context requires the Company shall include the Company’s subsidiaries) in the event a Covered Employee’s employment with the Company is terminated under certain circumstances as provided herein and certain restrictive covenants in favor of the Company.
1.Eligibility. Except as provided below, an individual will only be eligible to participate in this Policy if such individual has been specifically designated as eligible to participate in this Policy by action of the Policy Administrator (each, a “Covered Employee”). The initial Covered Employees are set forth on Exhibit A. In the event the employment of any Covered Employee is replaced following the Effective Date by the employment of an individual with comparable responsibilities and duties as such Covered Employee, as determined by the Chief Executive Officer or Chief Human Resources Officer of the Company, such individual shall be eligible to participate in this Policy. The eligibility of the Covered Employees to participate in this Policy may, but is not required to be, reflected in the terms of a “Participation Agreement” substantially in the form attached hereto as Exhibit E.
2.Severance.
(a)Severance Upon Qualifying Termination. If a Covered Employee has a Qualifying Termination that does not occur within a Change in Control Protection Period, then subject to the requirements of this Section 2, the Covered Employee shall be entitled to receive:
(i)Cash Severance Pay. The Covered Employee shall be entitled to receive the Pre-Change in Control Cash Severance Pay, payable in regular installments over the Severance Period in accordance with the Company’s regular payroll practices, except as otherwise provided in clause (g) of Exhibit C.
(ii)Unpaid Earned Bonus. To the extent unpaid as of the date of the Qualifying Termination, the Covered Employee shall be entitled to receive any Unpaid Earned Bonus, which amount shall be paid in the Company’s fiscal year in which the Qualifying Termination occurs at the same time annual bonuses are generally paid to similarly situated employees of the Company.
(iii)Healthcare Premium Payment. If so indicated on Exhibit A, the Covered Employee shall be entitled to receive a Healthcare Premium Payment, which amount shall be paid in a single lump sum on the First Payment Date, except as otherwise provided in Exhibit C.

Sensitivity: Business Internal
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(iv)Outplacement Services. The Covered Employee shall be entitled to outplacement services for a period, as so indicated on Exhibit A, not to exceed twelve months. Services under this Section 2(a)(iv) will be provided by an outside organization selected and paid for by the Company. If the Covered Employee does not notify the Company of the Covered Person’s election to receive such outplacement services within thirty days following the Covered Employee’s Qualifying Termination, the Company will have no obligation to make available such services in accordance with this Section 2(a)(iv); provided, however, that the Company may choose to make available such services in its sole discretion. In no circumstance will the Company pay, or have any obligation to pay, any amount to the Covered Employee in connection with, or in lieu of, the services contemplated under this Section 2(a)(iv).
(b)Severance Upon Qualifying Termination Occurring Within a Change in Control Protection Period. If a Covered Employee has a Qualifying Termination that occurs during a Change in Control Protection Period, then subject to the requirements of this Section 2, the Covered Employee shall be entitled to receive:
(i)Salary Payment. The Covered Employee shall be entitled to receive severance pay in an amount equal to the Change in Control Severance Multiple times the Base Amount, payable in a single lump sum on the First Payment Date, except as otherwise provided in clause (g) of Exhibit C.
(ii)Change in Control Bonus Amount. If so indicated on Exhibit A, the Covered Employee shall be entitled to receive additional severance pay in an amount equal to the Change in Control Severance Multiple times the Bonus Amount, payable in a single lump sum on the First Payment Date, except as otherwise provided in clause (g) of Exhibit C.
(iii)Unpaid Earned Bonus. To the extent unpaid as of the date of the Qualifying Termination, the Covered Employee shall be entitled to receive any Unpaid Earned Bonus, which amount shall be paid in the Company’s fiscal year in which the Qualifying Termination occurs at the same time annual bonuses are generally paid to similarly situated employees of the Company.
(iv)Healthcare Premium Payment. If so indicated on Exhibit A, the Covered Employee shall be entitled to receive a Healthcare Premium Payment, which amount shall be paid in a single lump sum on the First Payment Date, except as otherwise provided in Exhibit C.
(v)Equity Acceleration. If so indicated on Exhibit A, and notwithstanding anything to the contrary in any equity award agreement outstanding on the Effective Date, all unvested equity or equity-based awards granted to the Covered Employee under any equity compensation plans of the Company shall immediately become 100% vested, provided that, unless a provision more favorable to the Covered Employee is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.
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(vi)Outplacement Services. The Covered Employee shall be entitled to outplacement services for a period, as so indicated on Exhibit A, not to exceed twelve months. Services under this Section 2(b)(vi) will be provided by an outside organization selected and paid for by the Company. If the Covered Employee does not notify the Company of the Covered Person’s election to receive such outplacement services within thirty days following the Covered Employee’s Qualifying Termination, the Company will have no obligation to make available such services in accordance with this Section 2(b)(vi); provided, however, that the Company may choose to make available such services in its sole discretion. In no circumstance will the Company pay, or have any obligation to pay, any amount to the Covered Employee in connection with, or in lieu of, the services contemplated under this Section 2(b)(vi).
(c)Other Terminations. Upon a Covered Employee’s termination of employment for any reason other than as set forth in Section 2(a) or 2(b), the Company shall not have any other or further obligations to a Covered Employee under this Policy (including any financial obligations).
(d)Release. As a condition to a Covered Employee’s receipt of any amounts, or any benefit, set forth in Section 2(a) or 2(b) above, the Covered Employee shall execute and not revoke a general release of all claims, including all known and unknown and current and potential claims, in favor of the Company (the “Release”) in the form attached hereto as Exhibit D (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the thirty (30) day period following the date of the Covered Employee’s Qualifying Termination (or any longer period required by applicable law to secure an effective release of claims).
(e)Withholding. All compensation and benefits to a Covered Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
3.At-Will Employment Relationship. Unless otherwise required by applicable non-U.S. laws, the Covered Employee’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause, by either the Covered Employee or the Company. Nothing in this Policy is intended to or should be construed to contradict, modify or alter this at-will relationship.
4.Definitions. For purposes of this Policy, the terms set forth on Exhibit B shall have the meanings specified therein.
5.General Provisions. The general provisions applicable to this Policy are set forth on Exhibit C.
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Exhibit A*

Covered Employee and Title	Pre-Change in Control Cash Severance Pay (Section 2(a)(i))	Severance Period	Healthcare Premium Payment (Sections 2(a)(iii) and 2(b)(iv)) (Y/N)	Outplace-ment Services Period (Sections 2(a)(iv) and 2(b)(vi))	Change in Control Severance Multiple	Change in Control Bonus Amount (Section 2(b)(ii)) (Y/N)	Equity Acceleration (Section 2(b)(v)) (Y/N)

* With respect to any Covered Employee whose primary work location is outside of the United States, such Covered Employee’s entitlement to payments under this Policy is limited to the amount that the total cash payments under this Policy exceed the cash payments such Covered Employee is entitled to receive pursuant to applicable law and/or an individual employment and/or severance agreement and/or any cash payments required by applicable law, including cash payments made during a notice of termination that is required by applicable law. By way of example, if an overseas Covered Employee is entitled to cash payments pursuant to contract and/or applicable law (all together, the “Non-Policy Payments”) such Covered Employee will not receive monies under this Policy unless such Non-Policy Payments combined together are less than the amount owed under this Policy, in which case the differential shall be paid to the Covered Employee. Thus, as a further example, if an overseas Covered Employee is entitled to Non-Policy Payments of $200,000 and would be entitled to a cash severance payment under this Policy of $250,000, the Covered Employee will receive the $200,000 in Non-Policy Payments, plus $50,000 under this Policy. If the overseas Covered Employee is entitled to Non-Policy Payments of $300,000 and would receive a cash severance payment under this Policy of $250,000, the Covered Employee will receive the $300,000 in Non-Policy Payments, but will not receive anything under this Policy.
For the avoidance of doubt and to the extent eligible under this Policy, the Covered Employee shall receive the equity acceleration set forth in this Policy.
Exhibit A – 1

Exhibit B
Definitions
Capitalized terms used in the Policy shall have the following meanings:
(a)“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.
(b)“Average Bonus Amount” means the average annual bonus earned by the Covered Employee for the two full fiscal years prior to the fiscal year in which the Qualifying Termination occurs; provided, that, if the Covered Employee has only been employed for one full fiscal year prior to the year in which the Qualifying Termination occurs, then “Average Bonus Amount” means the annual bonus earned for such full fiscal year; provided, further, if the Covered Employee has not been employed for at least one full fiscal year prior to the year in which the Qualifying Termination occurs, then “Average Bonus Amount” means the Covered Employee’s Bonus Amount.
(c)“Base Amount” means the Covered Employee’s annual base salary at the rate in effect on the day prior to the date of the Covered Employee’s Qualifying Termination, without regard to any decrease that may occur after the date of a Change in Control.
(d)“Board” shall mean the Board of Directors of the Company.
(e)“Bonus Amount” means the Covered Employee’s target annual bonus amount as in effect at the time of the Covered Employee’s Qualifying Termination, without regard to any decrease that may occur after the date of a Change in Control.
(f)“Cause” shall mean any of the following: (i) the Covered Employee’s failure to (A) substantially perform his or her duties with the Company (other than any such failure resulting from the Covered Employee’s disability) or (B) comply with, in any material respect, any of the Company’s policies; (ii) the Board’s determination that the Covered Employee failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (iii) the Covered Employee’s breach of a material provision of this Policy; (iv) the Covered Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) the Covered Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its Affiliate’s) premises or while performing the Covered Employee’s duties and responsibilities for the Company; or (vi) the Covered Employee’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates. Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no Cause will have occurred unless and until the Company has: (a) provided the Covered Employee written notice describing the applicable facts and circumstances underlying such finding of Cause; and (b) provided the Covered Employee with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that the Covered Employee shall be provided only one cure opportunity per category of Cause event in any rolling 6 month period. If the Covered Employee fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.
(g)“Change in Control” shall mean and includes each of the following: (i) a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (ii) during any 12 month period, individuals
Exhibit B – 1

who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one-year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described in clause (g)(iii)(x) below that occurs with a non-Affiliate third party), cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:
(i)(a)    in the case of clauses (g)(i) and (g)(iii), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than 70% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)(b)    in the case of clause (g)(iii), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
(h)“Change in Control Protection Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control; provided that, in the case of any Covered Employee for whom an event constituting Good Reason has occurred during such two-year period, the Change in Control Protection Period shall not end prior to the applicable Good Reason End Date.
(i)“Change in Control Severance Multiple” means that change in control severance multiple set forth opposite such Covered Employee’s name on Exhibit A under the column “Change in Control Severance Multiple.”
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
(k)“Effective Date” shall mean November 17, 2025.
(l)“Good Reason” shall mean the occurrence of any of the following events or conditions without the Covered Employee’s written consent: (i) a decrease in the Covered Employee’s Base Amount, other than a reduction in the Covered Employee’s Base Amount of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company, (ii) a material decrease in the Covered Employee’s authority or areas of responsibility as are commensurate with such Covered Employee’s title or position, or (iii) the relocation of the Covered Employee’s primary office to a location more than 35 miles from the Covered Employee’s then-current primary office location. The Covered Employee must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which the Covered Employee reasonably became aware that such an event or condition had occurred. The Company or any successor or Affiliate shall have a period of thirty (30) days
Exhibit B – 2

to cure such event or condition after receipt of written notice of such event from the Covered Employee. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is one (1) year following the date notice was provided by the Covered Employee. The Covered Employee’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary
(m)“Good Reason End Date” shall mean, for any Covered Employee who has experienced an event or condition that constitutes Good Reason, the final date that such Covered Employee can terminate his or her employment with Good Reason as a result of such event or condition.
(n)“Healthcare Premium Payment” shall mean a payment in an amount equal to the amount of the premiums the Covered Employee would be required to pay under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (without regard to whether the Covered Employee is eligible for or elects COBRA continuation coverage) to continue the Covered Employee’s and the Covered Employee’s covered dependents’ medical, dental and vision coverage in effect on the date of the Covered Employee’s Qualifying Termination, which amount shall be calculated by multiplying the premium amount for the first month of COBRA coverage by (i) in the event of a Qualifying Termination under Section 2(a), the number of months in the Severance Period, and (ii) in the event of a Qualifying Termination under Section 2(b), two times the number of months in the Severance Period.
(o)“Policy Administrator” means the Board or a committee thereof to which the Board may delegate such function.
(p)“Pre-Change in Control Cash Severance Pay” means that amount determined in accordance with the column “Pre-Change in Control Cash Severance Pay” set forth opposite such Covered Employee’s name on Exhibit A.
(q)“Qualifying Termination” means (i) in the case of a termination that does not occur during a Change in Control Protection Period, a termination by the Company of the Covered Employee’s employment with the Company without Cause and (ii) in the case of a termination that occurs during a Change in Control Protection Period, (A) a termination by the Covered Employee of the Covered Employee’s employment with the Company for Good Reason or (B) a termination by the Company of the Covered Employee’s employment with the Company without Cause.
(r)“Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
(s) “Severance Period” means that period of time commencing on the effective date of a Covered Employee’s Qualifying Termination and ending upon the expiration of that period of time set forth opposite such Covered Employee’s name on Exhibit A under the column “Severance Period.”
(t)“Unpaid Earned Bonus” means, to the extent unpaid, an amount of cash equal to any annual bonus earned by the Covered Employee for the Company’s fiscal year prior to the fiscal year in which the Qualifying Termination occurs.
Exhibit B – 3

Exhibit C
General Provisions
(u)The following provisions shall apply to the Policy as if stated directly therein:
(a)Successors and Assigns. The rights of the Company under this Policy may, without the consent of a Covered Employee, be assigned by the Company to any person, firm, corporation or other business entity which at any time acquires all or substantially all of the assets or business of the Company. The Covered Employee shall not be entitled to assign any of the Covered Employee’s rights or obligations under this Policy. This Policy shall inure to the benefit of and be enforceable by the Covered Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)Severability. In the event any provision of this Policy is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited.
(c)Governing Law and Venue. This Policy will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Philadelphia, Pennsylvania, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Pennsylvania law.
(d)Notices. Any notice required or permitted by this Policy shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Covered Employee at the address set forth below and to the Company at its principal place of business, or such other address as either Party may specify in writing.
(e)Survival. All Sections of this Policy shall survive termination of the Covered Employee’s employment with the Company, except Section 3.
(f)No Other Rights to Severance Pay or Benefits. To the extent a Covered Employee incurs a Qualifying Termination and is entitled to receive severance pay or severance benefits under this Policy, the Covered Employee shall not be entitled to any other severance pay or severance benefits from the Company or any of its Affiliates.
(g)Code Section 409A.
(i)The intent of the Parties is that the payments and benefits under this Policy comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Policy shall be interpreted to be in compliance therewith.
(ii)Notwithstanding anything in this Policy to the contrary, to the extent required to ensure that any compensation or benefits payable under this Policy to a Covered Employee that is designated under this Policy as payable upon the Covered Employee’s termination of employment comply with or satisfy an exemption from Section 409A of the Code, such compensation and benefits shall be payable only upon the Covered Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following the Covered Employee’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to the Covered Employee during the thirty (30) day
Exhibit C – 1

period immediately following the Covered Employee’s Separation from Service but for the preceding sentence shall be paid to the Covered Employee on the First Payment Date and the remaining payments shall be made as provided in this Policy.
(iii)Notwithstanding anything in this Policy to the contrary, if the Covered Employee is deemed by the Company at the time of the Covered Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Covered Employee is entitled under this Policy is required in order to avoid a prohibited distribution under Section 409A, such portion of the Covered Employee benefits shall not be provided to the Covered Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Covered Employee’s Separation from Service with the Company and (ii) the date of the Covered Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Covered Employee (or the Covered Employee’s estate or beneficiaries), and any remaining payments due to the Covered Employee under this Policy shall be paid as otherwise provided herein.
(iv)The Covered Employee’s right to receive any installment payments under this Policy shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(v)To the extent that any reimbursements under this Policy are subject to Section 409A, any such reimbursements payable to the Covered Employee shall be paid to the Covered Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that the Covered Employee submits the Covered Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Covered Employee’s right to reimbursement or in-kind benefits under this Policy will not be subject to liquidation or exchange for another benefit.
Notwithstanding anything in this Policy to the contrary, in the event any portion of a Covered Employee’s cash severance payable pursuant to Section 2 did not satisfy an exemption from Section 409A prior to the Effective Date and does not satisfy an exemption from Section 409A at the time of such Covered Employee’s Qualifying Termination, then the timing of such portion of the cash severance that remains subject to Section 409A shall be paid in accordance with the payment timing provisions set forth in any employment agreement between the Covered Employee and the Company, if applicable. In addition, in the event a Change in Control does not constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), any portion of the Covered Employee’s cash severance payable pursuant to Section 2(b) that does not satisfy an exemption from Section 409A shall be paid at the same time and in the same manner as the related cash severance would have been paid under Section 2(a).

(h)Policy Administration. The Policy Administrator is responsible for the general administration and management of this Policy and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Policy and to determine all questions relating to eligibility for benefits. All actions taken and all determinations made in good faith by the Policy Administrator will be final and binding on all persons claiming any interest in or under this Policy.
(i)Effective Date of Policy/Amendment. This Policy shall be effective on the Effective Date. The Policy Administrator shall have the power to amend or terminate this Policy from time to time in its
Exhibit C – 2

discretion and for any reason (or no reason); provided that no such amendment or termination that occurs (i) following the applicable Covered Employee’s Qualifying Termination, or (ii) during a Change in Control Protection Period, shall impair the rights of a Covered Employee prior to the date of such amendment or termination, and provided further that no amendment or termination of this Policy shall result in an acceleration of the time of payment of any amount hereunder that is deemed to be nonqualified deferred compensation under Section 409A of the Code, except as permitted in accordance with Treasury Regulation Section 1.409A-3(j)(4).
(j)Source of Funds. Cash amounts payable to a Covered Employee under this Policy shall be from the general funds of the entity that pays regular wages to such Covered Employee and its Affiliates, with such entity as the primary obligor with respect to cash amounts payable to the Covered Employee under this Policy. A Covered Employee's rights to unpaid amounts under this Policy shall be solely those of an unsecured creditor of such entity.
(k)Parachute Payments.
(i)It is the objective of this Policy to maximize the Covered Employee’s net after-tax benefit if payments or benefits provided under this Policy or otherwise are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Policy, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a) and Section 2(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then payments and benefits shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)If payments are to be reduced, they shall be reduced as follows: (A) first from cash severance payments that are included in full as parachute payments, (B) second from other cash payments that are included in full as parachute payments, (C) third from equity awards that are included in full as parachute payments, (D) fourth from cash payments that are partially included as parachute payments and (E) fifth from equity awards that are partially included as parachute payments, in each instance provided that Section 409A of the Code is complied with and, provided further, that to the greatest extent possible reductions shall be made in a manner that results in the greatest reduction in parachute payments at the least economic cost to the Covered Employee (and, to the extent the economic cost is equivalent, in the inverse order of when the payment or benefit would have been provided to the Covered Employee), and only payments or benefits (or portions thereof) that, if reduced, would reduce the total amount of parachute payments shall be reduced. To the extent required to company with Section 409A of the Code, reduction shall first be made to amounts that are exempt from Section 409A and then to amounts that are subject to Section 409A, with any such amounts subject to Section 409A being reduced in inverse order of when the payment or benefit would have been provided to the Covered Employee. For purposes of making the calculations required by this Section (k), the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.
(iii)All determinations regarding the application of this Section (k) shall be made by an accounting or consulting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company prior to the Change in Control (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Covered Employee shall have waived at such time and in such manner as not to constitute a
Exhibit C – 3

“payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. The Independent Advisor’s determinations and conclusions shall be final and binding on all parties.
(iv)As a result of the uncertainty in the application of Section 280G of the Code, it is possible that payments or benefits will have been paid or provided to or for the Covered Employee’s benefit which should not have been so paid or provided (each, an “Overpayment”) or that additional payments or benefits which will have not been paid or provided to or for the Covered Employee’s benefit could have been so paid or provided (each, an “Underpayment”). In the event that the Independent Advisors, based upon the assertion of a deficiency by the U.S. Internal Revenue Service that the Independent Advisors believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or provided shall be repaid by the Covered Employee together with interest at the applicable U.S. Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Covered Employee is subject to tax or generate a refund of such taxes. In the event that the Independent Advisors, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid or provided to the Covered Employee together with interest at the applicable U.S. Federal rate provided for in Section 7872(f)(2)(A) of the Code.
(l)Fees and Expenses. The Company shall pay its attorney’s fees and expenses and, unless the independent finder of fact in the controversy, claim or dispute determines that the Covered Employee’s claim or defense was frivolous or without merit, the Covered Employee’s attorney’s fees and expenses incurred in connection with any controversy, claim or dispute arising out of or relating to this Policy during a Change in Control Protection Period.
Exhibit C – 4

Exhibit D
General Release of Claims
[The language in this Release may change based on legal developments to the extent necessary to secure an effective release of claims.]
Separation Agreement and Release
This Separation Agreement and Release (“Agreement”) is made by and between ________ (“Covered Employee”) and [Axalta Coating Systems Ltd., a Bermuda exempted limited liability company] (the “Company” and as the context requires the Company shall include the Company’s subsidiaries) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Policy (as defined below).
WHEREAS, the Covered Employee is a participant in that certain Amended and Restated Restrictive Covenant and Severance Policy of the Company, effective as of November 17, 2025 (the “Policy”); and
WHEREAS, in connection with the Covered Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Covered Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Covered Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Covered Employee’s ownership of vested equity securities of the Company[, Covered Employee’s right to receive any gross-up or other reimbursement in respect of taxes incurred under Section 4999 of the Code]1 or Covered Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
NOW, THEREFORE, in consideration of the severance payments described in Section 2 of the Policy, which, pursuant to the Policy, are conditioned on Covered Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Covered Employee hereby agree as follows:
1.Severance Payments; Salary and Benefits. The Company agrees to provide Covered Employee with the severance payments and benefits described in Section [2(a)/2(b)] of the Policy, payable at the times set forth in, and subject to the terms and conditions of, the Policy. In addition, to the extent not already paid, and subject to the terms and conditions of the Policy, the Company shall pay or provide to Covered Employee all other payments or benefits described in Section [2(a)/2(b)] of the Policy, subject to and in accordance with the terms thereof.
2.Release of Claims. Covered Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Covered Employee by the Company any of its Affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, members, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).
1 To be included for employees who are subject to a gross-up agreement.
Exhibit D – 1

Covered Employee, on his own behalf and on behalf of any of Covered Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Covered Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 10 below), including, without limitation:
(a)any and all claims relating to or arising from Covered Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)any and all claims relating to, or arising from, Covered Employee’s right to purchase, or actual purchase of any common shares or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)any and all claims for violation of the federal or any state constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Covered Employee as a result of this Agreement; and
(h)any and all claims for attorneys’ fees and costs (other than as provided for in the Policy).
Covered Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Covered Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Covered Employee’s release of claims herein bars Covered Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Covered Employee’s employment, pursuant to written
Exhibit D – 2

terms of any employee benefit plan of the Company or its affiliates and Covered Employee’s right under applicable law and any Retained Claims. This release further does not release claims for breach of the Policy.
3.Acknowledgment of Waiver of Claims under ADEA. Covered Employee understands and acknowledges that Covered Employee is waiving and releasing any rights Covered Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Covered Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Covered Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Covered Employee was already entitled. Covered Employee further understands and acknowledges that Covered Employee has been advised by this writing that: (a) Covered Employee should consult with an attorney prior to executing this Agreement; (b) Covered Employee has 21 days within which to consider this Agreement; (c) Covered Employee has 7 days following Covered Employee’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Covered Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Covered Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Covered Employee hereby acknowledges that Covered Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
4.Restrictive Covenants.
(a)As a condition to receiving benefits under the Policy and in addition to any other non-competition or non-solicitation provisions between Covered Employee and the Company or any of its Affiliates, Covered Employee shall not, at any time during the Restriction Period (as defined below), directly or indirectly:
i.engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit the Covered Employee from practicing law or being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as the Covered Employee has no active participation in the business of such entity; or
ii.(A) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (B) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12 month period immediately preceding the date of termination, (C) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (D) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.
(b)In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(c)As used in this Section 4, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries, (ii) the term “Business” shall mean the business of the
Exhibit D – 3

Company and shall include the manufacturing and sale of automotive and industrial paints, coatings and related products, as such business may be expanded or altered by the Company during the term of the Covered Employee’s employment with the Company and (iii) the term “Restriction Period” shall mean, with respect to the Covered Employee, the period beginning on the date of the Covered Employee’s Separation from Service and ending at the end of the Severance Period; provided, however, that in the event the Covered Employee receives severance payments and benefits under Section 2(b) of the Policy, the Restriction Period shall continue for a period of months following the Covered Employee’s Separation from Service determined by multiplying the Change in Control Severance Multiple by twelve (12).
5.Condition to Severance Obligations; Claw-back. The Company shall be entitled to cease all severance payments and benefits to the Covered Employee in the event of the Covered Employee’s breach any of the provision of Section 4 of this Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between the Covered Employee and the Company or any of its Affiliates, which other covenants are hereby incorporated by reference into this Agreement. All payments and benefits provided to the Covered Employee pursuant to the Policy will be subject to any Company claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) and any such payments or benefits may be forfeited, adjusted or subject to recoupment as a result of the implementation of such claw-back policy.
6.Injunctive Relief. A breach of the covenants contained in Section 4 of this Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, as a condition to receiving payments and benefits under the Policy the Covered Employee shall and does agree that in the event of a breach of any of the covenants contained in Section 4 of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.
7.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
8.No Oral Modification. This Agreement may only be amended in a writing signed by Covered Employee and a duly authorized officer of the Company.
9.Governing Law. This Agreement shall be subject to the provisions of clauses (c) and (d) of Exhibit C to the Policy.
10.Effective Date. If Covered Employee has attained or is over the age of 40 as of the date of Covered Employee’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Covered Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Covered Employee has not attained the age of 40 as of the date of Covered Employee’s termination of employment, then the “Effective Date” shall be the date on which Covered Employee signs this Agreement.
11.Voluntary Execution of Agreement. Covered Employee understands and agrees that Covered Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Covered Employee’s claims against the Company and any of the other Releasees. Covered Employee acknowledges that: (a) Covered Employee has read this Agreement; (b) Covered Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Covered Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Covered Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Covered Employee is fully aware of the legal and binding effect of this Agreement.
Exhibit D – 4

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
Dated: _____________    COVERED EMPLOYEE

COMPANY

Dated:	By:
Name:
Title:

Exhibit D – 5

Exhibit E
Axalta Coating Systems Ltd.
Amended and Restated
Restrictive Covenant and Severance Policy
Participation Agreement

[DATE]
[NAME AND ADDRESS]
Re: Axalta Coating Systems Ltd. Amended and Restated Restrictive Covenant and Severance Policy
Dear [PARTICIPANT NAME]:
This Participation Agreement (this “Agreement”) is made and entered into by and between [PARTICIPANT NAME] and Axalta Coating Systems Ltd. (the “Company”).
The Company adopted the Axalta Coating Systems Ltd. Amended and Restated Restrictive Covenant and Severance Policy (the “Policy”) to assist the Company in retaining its participating employees by increasing stability, improving morale and productivity and reduce participating employees’ concerns regarding the possibility of a Change in Control (as defined in the Policy). A participant in the Policy is eligible to receive severance payments and benefits if the participant’s employment is terminated under certain circumstances, including within a specified period following a Change in Control, as described in the Policy.
Although the Company has previously selected you to be a participant in the Policy, to provide additional comfort that you will be appropriately positioned to enforce your rights under the Policy, the Company wishes to memorialize your participation in the Policy by entering into this Agreement. Note that, notwithstanding this Agreement to the contrary, outside of a Change in Control Protection Period, the Company has the right to amend or terminate the Policy and this Agreement will not in any way restrict such rights. A copy of the Policy is attached hereto as Annex A and is deemed to be part of this Agreement.
In consideration of the mutual covenants contained herein and in the Policy, you hereby agree to be bound by the terms and conditions set forth in the Policy (including, without limitation, Section (k) of Exhibit C to the Policy (Parachute Payments)) while you remain a participant in the Policy and you acknowledge that your execution and delivery of the Release (as defined in the Policy), is a condition to your receipt of any severance payments and benefits described in the Policy.
You agree that this Agreement (including Annex A attached hereto) contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. You also agree that in the event that any terms of this Agreement and the Policy conflict in any way,
Exhibit E – 1

the Policy shall control. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
[Remainder of page intentionally left blank]
Exhibit E – 2

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company’s [General Counsel/Human Resources Department, Attention: [TITLE]/[ALTERNATIVE POSITION OR DEPARTMENT]] by [DATE].

Very truly yours, Axalta Coating Systems Ltd.
By: Name: Title:

I acknowledge my designation as a participant under the Policy. [PARTICIPANT NAME]
By: Name: Date:
Exhibit E – 3

(a)Annex A
(b)[Copy of policy]
Exhibit E – 4